EXHIBIT 99.18

      Written Compensation Agreement between Registrant and Mr. Ercanbrack

                             COMPENSATION AGREEMENT

                  Agreement dated as of the 18th day of June 1997 by and between Ron L. Ercanbrack ("Optionee") and FileNet Corporation, a Delaware corporation ("Corporation").

                               W I T N E S S E T H

                  WHEREAS,   the  Corporation  deems  it  advisable  to  provide
Optionee with a special equity incentive to attract and retain his services as Senior Vice President, International, of the Corporation.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. On June 18, 1997, Optionee was granted an option to purchase 80,000 shares of the Corporation's Common Stock (the "Option") upon the terms and conditions set forth in the Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit A.

                  2. Corporation and Optionee acknowledge and agree that the Option is granted as compensation for the services Optionee is to render as Senior Vice President, International, of the Corporation and not for any capital-raising purposes or in connection with any capital-raising activities.

                  3. This agreement is intended to constitute a written compensation contract for purposes of registering the shares of Common Stock issuable under the Option on a Form S-8 registration statement to be filed with the Securities and Exchange Commission.

                  4. Nothing in this agreement or in the attached Stock Option Agreement shall confer upon Optionee any right to continue in the Corporation's service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of Optionee, which rights are hereby expressly reserved by each party, to terminate Optionee's service at any time for any reason, with or without cause.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

OPTIONEE:                                FILENET CORPORATION

__________________________               By:___________________________________
Ron L. Ercanbrack
                                         Title:  _______________________________